Press Release

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Investors	Media
Investor Relations Department	Don Galletly
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Devine + Powers
(215) 568-2525

BALANCE SHEET RESTRUCTURING REQUIRES FOAMEX TO FILE FOR CHAPTER 11

Operations to Continue in Normal Course

MEDIA, PA, February 18, 2009 – Foamex International Inc. (OTC: FMXL), a leading producer of polyurethane foam-based solutions and specialty comfort products, today announced that the Company and certain of its subsidiaries have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The Company plans to use this process to restructure its debt, resulting in a capital structure more suited to the conditions of today’s market environment, while positioning the Company for the future. The Company’s normal day-to-day operations will continue without interruption.

“The chapter 11 process will allow Foamex to gain immediate liquidity and continue operating without interruption, while giving us the opportunity we need to restructure our balance sheet, strengthen our business performance and create long-term value,” said Jack Johnson, President and Chief Executive Officer. “Like many companies around the world, Foamex has been hit hard by the economic downturn in the markets we serve. Although we have reduced debt by approximately $240 million to $380 million over the past two years, we cannot support the existing heavy debt load in the current operating environment.”

Johnson added, “Despite this challenging business environment, Foamex is continuing to invest in technology, product and market development. We expect to emerge from this process as quickly as possible with a more appropriate capital structure that will allow us to be a healthier, more competitive company. We deeply appreciate the dedication and efforts of our employees, who have worked exceedingly hard during this challenging period for the Company. We look forward to the support of our vendors and business partners as we move through the reorganization process.”

In conjunction with its filing, the Company is seeking Bankruptcy Court approval of up to $95 million in debtor-in-possession (DIP) financing provided by MatlinPatterson Global Opportunities Partners III L.P. and Bank of America, which represents a significant incremental cash availability at the outset of the proceedings. The proposed DIP financing, combined with cash flow from operations, will enable the Company to continue to satisfy customary obligations associated with ongoing operations of its business, including payment of employee wages and benefits in the ordinary course, and payment of post-petition obligations to vendors.

Foamex will use chapter 11 to implement its balance sheet restructuring initiatives, which are designed to restore the Company’s business to long-term financial health, while continuing to operate in the normal course of business. Foamex anticipates that its day-to-day operations will continue as usual without interruption during the chapter 11 process, which is expected to last approximately six months.

In addition to seeking Bankruptcy Court approval of DIP financing, Foamex has filed a variety of customary first day motions seeking authority to pay certain pre-petition amounts owed to its employees, customers and others, which will help enable it to continue to conduct business as usual while it completes its balance sheet restructuring. Except for Foamex Canada, today’s filings do not affect the Company’s international business which includes operations in Mexico and the Company’s joint venture in China.

Foamex has retained Houlihan Lokey as its financial advisor and Akin Gump and Cozen O’Connor as its legal counsel.

More information about Foamex’s reorganization case is available on the Company’s Web site at www.foamex.com/restructuring.

About Foamex International Inc.

Foamex, headquartered in Media, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it was made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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